Exhibit 99.1


  Atlantic Coast Federal Corporation Announces Second Quarter Results for 2005;
                   Company Approves Stock Repurchase Program


    WAYCROSS, Ga.--(BUSINESS WIRE)--Aug. 2, 2005--Atlantic Coast Federal Corporation (NASDAQ/NM:ACFC), the holding company for Atlantic Coast Federal, today announced financial results for the second quarter and six months ended June 30, 2005. Highlights of the quarter included ongoing growth in total assets, the loan portfolio, and deposits. The Company also continued to make notable strides during the second quarter in improving its asset quality, continuing the trend seen earlier this year with first quarter results.
    Separately, the Company announced that its Board of Directors has approved a stock repurchase program to fund the Atlantic Coast Federal Corporation 2005 Recognition and Retention Plan, which was approved by stockholders at the Company's 2005 Annual Meeting in May. Under the plan, the Company intends to repurchase up to 285,131 shares (1.96% of its total outstanding common stock or 4.9% of the Company's publicly traded shares) from time to time at prevailing market prices in open-market or privately negotiated transactions.
    Commenting on the Company's financial and operational results, Robert J. Larison, Jr., President and Chief Executive Officer, said, "We are pleased to report on another solid quarter for the Company. These results continue to show clear momentum in many aspects of our business despite the difficult rate environment caused by a flat yield curve. Our loan portfolio is growing, and concurrent with that, we are seeing ongoing improvements in the quality of the portfolio, with non-performing loans - both in total and as a percentage of total loans - declining significantly in the second quarter and during the year to date compared with year-end 2004 and year-earlier figures. Considering the current rate climate, we have remained conservative, augmenting loan growth by focusing on shorter-term liquid assets and adjustable-rate products. We also have been successful in garnering new deposits across our markets, but particularly so in the Jacksonville area. These strong points, which we think underscore our attractive market position, position us to take advantage of improving rate conditions, when they occur, and ongoing opportunities to build our loan portfolio. Moreover, the repricing of many loans in our current loan portfolio over the near term should provide some relief to margin pressure while we await an upturn in the yield curve."
    For the second quarter of 2005, the Company's net interest income increased 5% to $5.1 million from $4.9 million in the second quarter of 2004. Similarly, for the six months ended June 30, 2005, net interest income increased 5% to $10.1 million from $9.6 million in the same period last year. The higher net interest income for the second quarter and year-to-date period of 2005 reflected the Company's continued growth in interest-earning assets as well as interest collected on a loan previously classified as non-performing, which helped offset ongoing margin compression to some extent.
    The provision for loan losses in the second quarter increased to $577,000 from $109,000 in the second quarter of 2004, with the difference reflecting primarily a reduction in specific allocation of $300,000 for certain loans in the 2004 quarter due to improved borrower financial condition. Looking at the year-to-date period, however, which the Company believes is more indicative of broader trends, the provision for loan losses declined to $1.1 million in the first six months of 2005 from $1.7 million in the same period last year, primarily because of a large first quarter 2004 loan loss provision and loan charge-off associated with a single loan relationship.
    Largely because of the provisions for loan losses and write-offs previously discussed, net interest income, after provision for loan losses, declined 5% to $4.5 million in the second quarter of 2005 from $4.8 million in the year-earlier quarter, but increased 13% to $9.0 million in the first six months of 2005 from $7.9 million in the first half of 2004. Those same factors influenced the comparison of net income for the periods, along with higher non-interest expense primarily related to costs associated with the Atlantic Coast Federal Employee Stock Ownership Plan implemented in the fourth quarter of 2004, director compensation under the Company's Director Emeritus program, and increased legal and professional expenses attributable to the Company's new environment as a public reporting company. These higher costs, however, were offset to some extent by growth in non-interest income during the second quarter, primarily as a result of increased service charges and fees due to several initiatives in that area. Net income for the second quarter was $902,000 or $0.06 per share compared with $1.4 million or $0.16 per share in the same period last year. Net income for the first half of 2005 was $1.7 million or $0.12 per share compared with $1.7 million or $0.19 per share in the year-earlier period. Weighted average shares outstanding increased to
14.1 million shares in the second quarter and first six months of 2005 from 8.7 million shares in the comparable periods last year due to the Company's October 2004 initial public offering of 5.8 million common shares.
    The Company's total assets increased 11% to $709.3 million at June 30, 2005, from $637.7 million at December 31, 2004, and were 22% ahead of total assets amounting to $579.6 million on June 30, 2004. Loans receivable, net increased 6% to $550.6 million at June 30, 2005, from $517.7 million at December 31, 2004, and were 10% higher than loans receivable, net of $499.4 million as of June 30, 2004. Deposits rose 11% to $485.6 million at the end of the second quarter of 2005 from $435.7 million at December 31, 2004, and increased 10% from deposits of $440.4 million at June 30, 2004. Total stockholders' equity increased 1% to $99.5 million at June 30, 2005, from $98.7 million as of December 31, 2004, and was 121% higher than stockholders' equity of $45.0 million at June 30, 2004. The large year-over-year increase in stockholders' equity primarily reflected the Company's fall 2004 initial public offering.
    Return on average stockholders' equity for the second quarter and six months ended June 30, 2005, was 3.58 and 3.36%, respectively, versus 12.12% and 7.61%, respectively, for the comparable periods last year. Return on average total assets for the second quarter and six months ended June 30, 2005, was 0.52% and 0.50%, respectively, compared with 0.97% and 0.63%, respectively, for the same periods in 2004.
    In June 2005, Atlantic Coast Federal Corporation's Board of Directors voted to increase the Company's regular quarterly cash dividend rate on common stock to $0.06 per share. The new rate, paid on August 1, 2005, to stockholders of record as of July 15, 2005, represents a $0.01 increase over the Company's initial dividend rate of $0.05 per share established earlier this year.
    Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Federal, a federally chartered and insured stock savings association that was organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. In November 2000, the credit union converted its charter from a federal credit union to a federal mutual savings association and, in January 2003, Atlantic Coast Federal Corporation was formed as the holding company. The Company completed its initial public stock offering in October 2004. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.acfederal.net, under the Investor Information section.
    Atlantic Coast Federal, with approximately $709 million in assets as of June 30, 2005, is a community-oriented financial institution. It serves southeastern Georgia and northeastern Florida through 13 offices, including a growing presence in the Jacksonville metropolitan area.
    This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "believe" and "outlook," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.



                  ATLANTIC COAST FEDERAL CORPORATION
                    Unaudited Financial Highlights
               (In thousands, except per share amounts)

                            Three Months Ended      Six Months Ended
                                  June 30,              June 30,
                            -------------------   -------------------
                              2005       2004       2005       2004
                            --------   --------   --------   --------
Total interest income       $  9,219   $  7,670   $ 17,662   $ 15,210
Total interest expense         4,122      2,805      7,600      5,616
                            --------   --------   --------   --------
Net interest income            5,097      4,865     10,062      9,594
Provision for loan losses        577        109      1,100      1,653
                            --------   --------   --------   --------
Net interest income after
  provision for loan
  losses                       4,520      4,756      8,962      7,941
Non-interest income            1,795      1,332      3,082      2,686
Non-interest expense           4,977      3,969      9,484      8,004
                            --------   --------   --------   --------
Income before income taxes     1,338      2,119      2,560      2,623
Income tax expense                36        765        875        929
                            --------   --------   --------   --------
Net income                  $    902   $  1,354   $  1,685   $  1,694
                            ========   ========   ========   ========
Basic and diluted earnings
  per share                 $   0.06   $   0.16   $   0.12   $   0.19
                            ========   ========   ========   ========
Basic and diluted weighted
  average shares              14,129      8,729     14,129      8,729
                            ========   ========   ========   ========

                                                  June 30,   Dec. 31,
                                                    2005       2004
                                                  --------   --------
Total assets                                      $709,299   $637,678
Cash and cash equivalents                           51,555     25,708
Securities available for sale                       65,513     53,363
Loans receivable, net                              550,551    517,711
Total deposits                                     485,567    435,682
Federal Home Loan Bank advances                    119,657    100,314
Stockholders' equity                                99,538     98,700


    Selected Consolidated Financial Ratios and Other Data (unaudited) for the second quarter and six months ended June 30, 2005 and 2004, may be found at the following link: http://www.irinfo.com/acfc/2Q05fst.pdf. Investors should refer to the Company's Form 10-Q for the quarter ended June 30, 2005, for additional information and disclosures; the Form 10-Q will be available at the Investor Information section of the Company's website immediately upon filing with the Securities and Exchange Commission.


    CONTACT: Corporate Communications, Inc.
             Patrick J. Watson, 615-254-3376